SECOND AMENDMENT TO MARKETING AND ADMINISTRATIVE
SERVICES AGREEMENT

THIS SECOND AMENDMENT TO MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT dated as of December 1, 2011 (this ''Amendment"), is made by and among Putnam Retail Management Limited Partnership ("Distributor"), Principal National Life Insurance Company ("Principal National'), and Principal Life Insurance Company ("Firm") and amends that certain Marketing/ and Administrative Services Agreement dated as of April 1, 2011, as amended November 1, 2011 (the "Agreement"). Capitalized terms not otherwise defined herein sh,all have the meanings ascribed to them in the Agreement.

WITNESSETH

WHEREAS, the parties wish to amend and restate the product names as set forth in Schedule A to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties as follows:

A.    The following Schedule A is hereby amended and restated.

B.    In all other respects, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused ts Amendment to be executed in its name and on its behalf by its duly authorized representative effective as of the date first above written.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By: /s/ Peter T. Whitman
Name: Peter T. Whitman
Title: DCIO National Sales Manager

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management

SCHEDULE A

Product Name	Fee
Principal Executive Variable Universal Life II	0.10%
Principal Benefit Variable Universal Life II	0.10%
Principal Variable Universal Life Income II	0.10%
Principal Variable Universal Life Income	0.10%
Principal Variable Universal Life Accumulator II	0.10%
Principal Variable Universal Life Income III	0.10%